Exhibit 10.3

AMENDMENT made this 28th day of September, 2023, to be effective as of March 1, 2024 (the “Effective Date”) to Employment Agreement (the “Employment Agreement” or “Agreement”) dated July 8, 2019, as amended, between Voxx International Corporation, 180 Marcus Blvd., Hauppauge, New York 11788 (the “Company”) and Charles M. Stoehr, an individual residing at 262 Sunset Avenue, Westhampton Beach, New York 11978 (the “Executive”). All capitalized terms used herein but not defined herein are as defined in the Employment Agreement unless indicated otherwise.

WHEREAS, Section 4.2A of the Employment Agreement requires that the Company provide the Executive with at least six (6) months’ notice of its desire to extend the Employment Period beyond February 29, 2024; and

WHEREAS, the Company desires to extend Executive’s employment with the Company and the Company and Executive have discussed and agreed in principle on an extension and modification of the Employment Agreement, primarily with respect to the Term of the Agreement, Executive’s title and duties and compensation.

NOW, THEREFORE, IT IS AGREED BY THE PARTIES AS FOLLOWS:

1.
Section 1.1 of the Employment Agreement is amended and restated in its entirety as follows:
1.1
As of the Effective Date, this Employment Agreement shall be “at will” and can be terminated by the Company at any time, for or without Cause.

2.
Section 2.1 of the Agreement is amended and restated in its entirety as follows:
2.1
As of the Effective Date, the Executive shall continue to be employed by the Company and will perform the duties and responsibilities of Senior Vice President and Treasurer of the Company, with responsibility for the Company’s inventory procurement management, banking relationships, cash management, insurance and merger and acquisition activities, reporting directly to the CEO and to the President based on the Statement of Designated Duties and Shared Responsibilities as attached to the Amendment to the Agreement made as of February 6, 2023, and, as requested, to the Board of Directors of the Company (the “Board”). In that capacity, Executive shall perform such services, acts, and functions as he deems necessary or advisable to oversee, manage and conduct the business of the Company, and shall perform such other duties and responsibilities as may be reasonably assigned by either or both of the CEO or the President or the

Board. For the sake of clarity and avoidance of doubt, the Executive shall not be required to report to or take supervision from any other individual(s), group or entity. During the Employment Period, the Executive shall not render services to any other person or organization for compensation without the prior written approval of the Company. The Executive’s principal work location shall be in Hauppauge, New York, but the Executive shall travel to the extent, and to the places, reasonably necessary for the performance of the Executive’s duties hereunder consistent with past practice.

3.
Section 3.1 of the Employment Agreement is hereby amended to change the Executive’s base salary as of the Effective Date to One Hundred Seventy-Five Thousand ($175,000.00) Dollars per annum.

4.
Section 3.2 of the Employment Agreement is hereby amended and restated in its entirety as follows:

“3.2 Annual Cash Bonus. As of the Effective Date, the Executive shall be paid an Annual Cash Bonus up to a maximum of twenty (20%) percent of his annual Base Salary, with ten (10%) percent based on financial performance and ten (10%) percent based on performance metrics, both of which shall be determined by and at the discretion of the Company’s CEO from time to time. The Annual Cash Bonus shall be due and payable not later than sixty (60) days following the closing of the fiscal year of the Company and filing of the associated Form 10-K.

5.
Section 4.1F of the Employment Agreement is hereby amended and restated in its entirety as follows:

4.1F Post-Employment Benefits. In addition to the Accrued Obligations, if the Company terminates the Executive’s employment hereunder without Cause (other than due to death or disability) or if the Executive terminates his employment hereunder for Good Reason or if the Executive voluntarily retires (and is not then subject to termination for Cause), the Executive, upon execution of mutual releases reasonably satisfactory to the Executive and the Company (and the non-revocation of such release by the Executive), and provided the Executive is in compliance with his duties and obligations under Section 5 hereof, shall be entitled to receive only:

(1)
a pro rata portion of the discretionary Annual Cash Bonus set forth in Section 3.2, if any, determined based on the numbers of full months worked in the fiscal year prior to the Date of Termination divided by twelve, times the Annual Cash Bonus, which shall be paid in equal installments on a monthly basis during the Separation Period (the “Severance Bonus”);
(2)
all stock based compensation, including all Stock Grants and SERPs to which the Executive would have been entitled had his employment not been terminated, shall become one hundred percent

(100%) vested and be distributed to the Executive as soon as administratively practicable following the Date of Termination (to the extent not already fully vested and distributed);
(3)
the sum of Four Hundred Thousand ($400,000.00) Dollars, which shall be paid in equal installments on a monthly basis during the Separation Period (the “Separation Payment”);
(4)
rights to indemnification as set forth in Section 6 of this Agreement; and
(5)
(a) continuation throughout the Separation Period of the Life Insurance Policy, and upon completion of such period, ownership of the Life Insurance Policy shall be transferred to the Executive at no cost to the Executive; and (b) continuation during the Separation Period or until the Executive begins to participate in a subsequent employer’s medical plan, of medical, disability and other health coverages at the level in effect on and at the same out-of-pocket cost to the Executive as of, the Date of Termination; it being understood that the period of coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) shall commence on the first day following the Date of Termination.

6.
Section 4.2 of the Employment Agreement and all references to Section 4.2 in the Employment Agreement are hereby deleted in their entirety.

7.
Executive agrees to resign as a member of the Employer’s Board of Directors effective as of February 29, 2024.

8.
All terms of the Agreement not amended herein shall remain unchanged and continue in full force and effect as set forth therein. Except as amended and modified herein, the parties hereto ratify and confirm the Employment Agreement as written.

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Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed and delivered this Amendment as of the date first written above.

EMPLOYER:

VOXX INTERNATIONAL CORPORATION

By: /s/ Patrick M. Lavelle

Printed: Patrick M. Lavelle

Title: Chief Executive Officer

EXECUTIVE:

/s/ Charles M. Stoehr

Charles M. Stoehr